Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-74817 and 33-82040) of Main Place Funding, LLC and Main Place Real Estate Investment Trust, predecessor to Main Place Funding, LLC, respectively, of our report dated March 30, 2004 relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 30, 2004